National Security Life and Annuity Co.
New York, New York

VARIABLE ANNUITIES
NSCORE

Fund Evaluation Group Managed Volatility Model Description

Effective October 1, 2013

Managed Volatility Model



KEY	PORTFOLIO/ADVISER OR SUBADVISER	
	TOPS® Managed Risk Balanced ETF Portfolio (Class 2)/Milliman, Inc.	15%
	TOPS® Managed Risk Moderate Growth ETF Portfolio (Class 2)/Milliman, Inc.	15%
	Legg Mason Dynamic Multi-Strategy VIT Portfolio (Class 1)/Legg Mason Global Asset Allocation, LLC and Western Asset Management Company	10%
	PIMCO Global Diversified Allocation Portfolio (Administrative Class)/Pacific Investment Management Company LLC	10%
	Federated Managed Volatility Fund II Federated Equity Management Company of Pennsylvania	8%
	Fidelity® VIP Target Volatility Portfolio (Service 2)/Strategic Advisers, Inc.	8%
	Goldman Sachs Global Markets Navigator Fund (Service Shares)/Goldman Sachs Asset Management, L.P.	8%
	Janus INTECH U.S. Low Volatility Portfolio INTECH Investment Management, LLC	8%
	TOPS® Managed Risk Growth ETF Portfolio (Class 2)/Milliman Financial Risk Management LLC	8%
	Balanced Portfolio[1] ICON Advisors, Inc.	4%
	AllianceBernstein Dynamic Asset Allocation Portfolio (Class B)/AllianceBernstein, L.P.	2%
	Invesco V.I. Balanced-Risk Allocation Fund (Series II)/Invesco Advisers, Inc.	2%
	Lazard Retirement Multi-Asset Targeted Volatility Portfolio Lazard Asset Management, LLC	2%

[1] *Subadviser to Ohio National Investments, Inc. for a portfolio of Ohio National Fund, Inc.*

The Managed Volatility Model is made up of Managed Volatility Portfolios (MVPs) that use traditional asset allocation concepts together with active management strategies, which may allow for better volatility management. The Model is rebalanced quarterly to remain aligned with its investment objectives.

The Managed Volatility Model seeks to:

✓ Help Reduce the Impact of Market Downturns

Because volatility is often a leading indicator of negative market performance, the Managed Volatility Model may help reduce the impact of market downturns. As a result, you could be better positioned for future recovery.

✓ Provide More Consistent Returns Over Time

When you're navigating the risks of today's markets, diversification alone may not be enough to protect your gains. The Managed Volatility Model seeks to reduce the extremes in market volatility. While market gains may also be reduced, managing the downside of volatile markets may result in more consistent, predictable returns over time.

NOT A DEPOSIT	NOT FDIC INSURED	NOT GUARANTEED BY ANY BANK
NOT INSURED BY ANY GOVERNMENT AGENCY		MAY LOSE VALUE

(over)

Information to consider when reviewing the Models:
In order to invest in the Managed Volatility Model, you must sign Form 7215, an Agreement Form that designates Ohio National Investments, Inc. (ONII) as a limited purpose Registered Investment Adviser only for developing the Model and permitting periodic updates.
The Model attempts to create allocations for the underlying variable portfolios that will provide consistent, risk- adjusted performance. There is no guarantee that this Model’s allocations will produce the desired results. The results will depend upon the ability of the underlying variable portfolios to achieve their investment objectives. The Model is rebalanced quarterly.
Because the Managed Volatility Portfolios (MVPs) are managed to mitigate downside risk, they may underperform during periods of market appreciation.
Diversification does not guarantee a profit or prevent a loss in declining markets. As with any investment, investing in variable portfolios involves risk, including possible loss of principal.
Past performance is no guarantee of future results. Both the return and the principal value of the underlying portfolios will fluctuate and the portfolios may be worth more or less than their original values when redeemed.
There is general market risk when investing in equities. Stock prices can fluctuate over a wide range in the short term or over extended periods of time. These price fluctuations may result from factors affecting individual companies, sectors or the securities market as a whole. There is no guarantee that the stock market or any particular underlying stock will increase in value.
Like stocks, ETFs are subject to market volatility. When buying or selling an ETF, you will pay or receive the current market price, which may be more or less than the net asset value.
Volatility is a statistical measurement of the frequency and level of changes in the value of an asset, index or instrument without regard to the direction of those changes. Volatility may result from rapid and dramatic price swings. There can be no guarantee that the Fund will maintain its annualized volatility target. Furthermore, while the volatility management seeks competitive returns with more consistent volatility of returns, the attainment and maintenance of the target volatility does not ensure that the Fund will deliver competitive returns.
Fixed Income Risk: Investments in fixed income securities are subject to interest rate risk, the fluctuation of the interest rate, and credit risk, the issuer’s ability to make timely payments of interest or principal. The lower the credit rating, the higher the risk of default. Fixed income securities with lower ratings (commonly known as “junk bonds”) tend to have a higher probability that an issuer will default or fail to meet its payment obligations.
Capitalization Size Risk (Small/Mid): Small- and mid-cap stocks are often more volatile than large-cap stocks – smaller companies are often more volatile than large-cap stocks – smaller companies generally face higher risks due to their limited product lines, markets and financial resources.
Commodity and Derivative Risk: Investments in commodities (and related instruments) and derivative instruments such as options, futures, forwards or swaps can be riskier than traditional investments, and may be more volatile.
Diversification Risk: Diversification does not ensure a profit against a loss in down markets.
ETF Risk: Investments in ETFs bear the share of the ETF’s expenses and run the risk that the ETF may not achieve its investment objective.
Foreign (Non-U.S.) Risk: Non-U.S. securities may be more volatile because of political, regulatory, market and economic uncertainties associated with such securities. Fluctuations in currency exchange rates may negatively affect the value of the investment or reduce returns. These risks are magnified in emerging or developing markets.
Liquidity Risk: The difficulty of purchasing or selling a security at an advantageous time or price.
Real Estate Risk: Investments in real estate could decline due to a variety of factors that affect the real estate market. REITs have additional risks; they are dependent on the capability of their managers, they may have limited diversification, and they can be affected by changes in taxes.
AllianceBernstein Investments, Inc. (ABI) is the distributor of the AllianceBernstein family of mutual funds. ABI is a member of FINRA and is an affiliate of AllianceBernstein L.P., the manager of the funds. AllianceBernstein® and the AB logo are registered trademarks and service marks used by permission of the owner, AllianceBernstein L.P.
Goldman Sachs Global Markets Navigator Index is a trademark or service mark of Goldman, Sachs & Co. and has been licensed for use by Goldman Sachs Asset Management, L.P. in connection with the Goldman Sachs
Global Markets Navigator Fund (the “Fund”). Neither Goldman, Sachs & Co. nor any of its affiliates make any representation regarding the advisability of investing in the Fund.
Invesco Distributors Inc. (IDI) is the U.S. distributor for the Invesco’s V.I. Funds. Both IDI and Invesco Advisers, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.
Janus Distributors LLC is the distributor of Janus Aspen Series portfolios. INTECH Investment Management LLC is an indirect subsidiary of Janus Capital Group Inc. and serves as the subadviser on certain products.
The proprietary mathematical process used by INTECH may not achieve the desired results. Investing involves risk including the possible loss of principal and fluctuation of value.
Variable annuities are sold by prospectuses, which contain more complete information including fees, surrender (contingent deferred sales) charges and other costs that may apply.
Contact your registered representative or visit www.nslac.com to obtain current prospectuses. Please read the product and fund prospectuses carefully before you invest or send money. Investors should consider the investment objectives, strategies, risk factors, charges and expenses of the underlying variable portfolios carefully before investing. The fund prospectus contains this and other information about the underlying variable portfolios.
Early withdrawals or surrenders may be subject to surrender charges. Withdrawals are also subject to ordinary income tax and, if taken prior to age 59 1⁄2, a 10% federal tax penalty may apply. For tax purposes only, withdrawals will come first from any gain in the contract. Federal and state tax laws in this area are complex and subject to change. Consult your personal tax adviser on all tax matters. Withdrawals may reduce the death benefit, cash surrender value and any living benefit amount.
Guarantees are based upon the claims-paying ability of National Security Life and Annuity Company. Guarantees do not apply to the investment performance or account value of the underlying variable portfolios. As with any investment, investing in variable portfolios involves risk, including possible loss of principal. Past performance is not a guarantee of future results.
National Security Life and Annuity Company is financially responsible for the products it offers. Ohio National
Equities, Inc. has no responsibility for the financial condition or contractual obligations of National Security.
The product offerings of National Security Life and Annuity Company are available for sale only in the state of NY. NScore Premier Contract Form NS-02-VA-07.2/NS-02-VA-07.2U.
NScore Xtra Contract Form NS-02-VA-07.5/NS-02-VA-07.5U.
NScore Value Contract Form NS-02-VA-07.3/NS-02-VA-07.3U. NScore Flex Contract Form NS-10-VA-4/NS-10-VA-4U.
NScore Lite II Contract Form NS-09-VA-07.1/NS-09-VA-07.1U. NScore Premier II Contract Form NS-10-VA-07.2/NS-10-VA-07.2U. NScore Xtra II Contract Form NS-10-VA-07.5/NS-10-VA-07.5U. NScore Lite III Contract Form NS-10-VA-07.1/NS-10-VA-07.1U.
Variable Annuity Issuer:
National Security Life and Annuity Company
810 Seventh Avenue, Suite 3600
New York, NY 10019
www.nslac.com O
Variable Annuity Distributor:
Ohio National Equities, Inc.
Member, FINRA
One Financial Way
Cincinnati, OH 45242
Telephone: 513.794.6100
NOT A DEPOSIT NOT FDIC INSURED
NOT GUARANTEED BY ANY BANK MAY LOSE VALUE
NOT INSURED BY ANY GOVERNMENT AGENCY
7217-nslac Rev. 10-13 © 2013 National Security Life and Annuity Company